Exhibit 10.5

FIDELITY BANK

AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN

THIS AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN (the “Plan”) is hereby adopted, effective as of the 20th day of February 2024, by the Board of Directors (“Board”) of Fidelity Bank (the “Bank”).

WHEREAS, the Bank previously established the Director Retirement Plan, originally effective as of August 20, 2014, to induce individuals to serve as directors (“Directors”), to reward those who have served the Bank loyally for a significant number of years upon retirement from the Board, and to encourage others to serve in their stead; and

WHEREAS, the Bank wishes to amend and restate the Plan in the manner intended to comply with Section 409A of the Internal Revenue Code (“Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Plan is amended and restated as follows:

1.	Certain Definitions.

(a)	Affiliate means any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation 1.409A-1(h)(3).

(b)	Bank is Fidelity Bank.

(c)

Director means (i) a nonemployee member of the Board of Directors of the Bank, and (ii) the Executive Chair of the Board of Directors of the Bank, in either case who is duly serving, became a member of the Board of Directors of the Bank prior to March 18, 2020, and serves as a Director of the Bank pursuant to the applicable provisions of the by-laws of the Bank.

(d)

Full-Vesting Date means the date on which the Director has completed twenty (20) Years of Service as a Director. A Director who has met his or her Full-Vesting Date will be 100% vested in their Normal Plan Benefit.

(e)	Normal Plan Benefit means lifetime monthly payments of $2,500.

(f)

Partial Vesting Date means the date on which the Director has ten (10) Years of Service on the Board of Directors of the Bank. On the Partial Vesting Date, such Director will become 50% vested in the Normal Plan Benefit and will vest in an additional 5% for each Year of Service thereafter until fully vested on the Director’s Full-Vesting Date.

(g)	Plan means the terms, conditions and benefits provided by this Amended and Restated Director Retirement Plan document and any amendment or restatement of this document.

(h)	Reduced Plan Benefit means a monthly payment equal to $2,500 multiplied by the Director’s vested percentage under Section 1(f) as of the date of the Director’s Retirement.

(i)	Retirement and Retire means Termination of Service as a Director of the Bank and all its Affiliates for any reason other than death or Specially Defined Cause.

(j)

Specially Defined Cause means committing fraud, misappropriation or embezzlement in the performance of duties as a Director of the Bank, or willfully engaging in violations of material banking regulations. For purposes of this provision, no act, or failure to act, on the part of the Director shall be considered “willful” unless it is done, or omitted to be done, by the Director in bad faith or without reasonable belief that the Director’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Director in good faith and in the best interests of the Bank. Notwithstanding the foregoing, the Director shall not be deemed to have been discharged for Specially Defined Cause unless and until there shall have been delivered to him or her a copy of a certification by the Corporate Secretary of the Bank that the Board of Directors of the Bank (exclusive of the subject Director) pursuant to the Director removal provisions contained in the Bank’s by-laws found that the Director was guilty of conduct which is deemed to be Specially Defined Cause as defined herein and specifying the particulars thereof, after reasonable notice to the Director setting forth in reasonable detail the nature of such Specially Defined Cause and an opportunity for him, together with his counsel, to be heard before the Board of Directors of the Bank.

(k)

Termination of Service shall be interpreted consistent with the term “Separation from Service” under Code Section 409A(a)(2)(a)(i) and the Treasury Regulations under Code Section 409A. For these purposes, the Director shall not be deemed to have a “Separation from Service” until the Director no longer serves on the Board of Directors of the Bank, or on the boards of directors of any Affiliate. The Director will not be deemed to have a Separation from Service if the Bank anticipates the Director becoming an employee of the Bank.

(l)

Years of Service, for vesting purposes, means all time spent as a Director of the Bank, whether or not such service commenced before the effective date of this Plan. For these purposes, Years of Service shall be based on each full 12-month period of service as a Director, counted from the Director’s initial date of service.

2.	Benefit Payable.

(a)	General. No person shall be entitled to receive any benefits under this Plan unless he or she has had a Termination of Service and is no longer serving as a Director of the Bank or its Affiliates.

(b)	Retirement.

(i)	Retirement After Full-Vesting Date. A Director who Retires after the Full-Vesting Date will receive the Normal Plan Benefit.

(ii)	Retirement Prior to Full-Vesting Date but After Partial Vesting Date. A Director who Retires after the Partial Vesting Date but prior to the Full-Vesting Date is entitled to the Reduced Plan Benefit.

(iii)	Retirement Prior to Partial Vesting Date. A Director who Retires prior to the Partial Vesting Date is not entitled to any benefit under the Plan.

(c)

Commencement of Payments. If a Director is entitled to either the Normal Plan Benefit or Reduced Plan Benefit, payments will commence within thirty (30) days following the date on which the Director has a Termination of Service.

(d)

Death. A Director who dies while serving as a Director will not be entitled to any benefit under this Plan. A Director who dies while receiving benefits will cease to receive further benefits following the month of the Director’s death.

(e)

Specially Defined Cause. Notwithstanding anything in this Plan to the contrary, a Director whose services as a Director are terminated for Specially Defined Cause will receive no benefit under this Plan.

4.

Alienability and Assignment Prohibition. No Director shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event a Director attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities hereunder shall forthwith cease and terminate.

5.

Binding Obligation of the Bank and any Successor in Interest. This Plan shall bind the Director and the Bank, their heirs, successors, personal representatives and permitted assigns. The Bank expressly agrees that it shall not consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees in writing to assume and discharge the duties and obligations of the Bank under this Plan.

6.	Applicable Law. This Plan shall be governed by and construed and enforced in accordance with the substantive laws of the State of Louisiana, without regard to its principles of conflicts of laws.

7.

Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Directors pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understanding, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

8.

Withholding. The Bank may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.

Interpretation. When a reference is made in this Plan to sections or exhibits, such reference shall be to a section of or exhibit to this Plan unless otherwise indicated. The headings contained in this Plan are for reference purposes only and shall not affect in any way the meanings or interpretation of this Plan. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, whenever used in this Plan, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine gender and vice versa.

10.

Regulatory Provisions. The Directors confirm that they are aware of the fact that the Federal Deposit Insurance Corporation and/or the Louisiana Office of Financial Institutions has the power to preclude the Bank from making payments to a Director under this Plan under certain circumstances. The Directors agree that the Bank shall not be deemed to be in breach of this Plan if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank. Notwithstanding anything herein contained to the contrary, any payments to a Director are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

11.

Communications. All notices and other communications hereunder shall be in writing and shall be given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation or receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed. Notices sent to the Bank shall be addressed to it at its head office, Attention: President, and notices to the Directors shall be addressed to their last address as provided in writing to the Bank to the attention of the Corporate Secretary.

12.

Amendment/Revocation. This Plan may be amended or modified at any time by action of the Board; provided however, that no amendment or modification which results in a decrease in vested rights or benefits in whole or part, as to any Director, is permitted without the written consent of the Director even if the Director is no longer in the service of the Bank. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Bank, as administrator of the Plan, in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Director his benefit as if the Director had Separated from Service as of the effective date of the complete termination. Complete termination of the Plan shall occur only under the following circumstances and conditions: (1) The administrator may revoke the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan revokes; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; (2) The Bank may revoke the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as revoked if all substantially similar arrangements sponsored by the Bank are revoked so that the Director and all Directors under substantially similar arrangements are required to receive all amounts of compensation deferred under the revoked arrangements within 12 months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A; (3) The Bank may revoke the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also revoked; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any revoked arrangement under Treasury Regulations Section 1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date of termination of the arrangement.

Any payments made in connection with a complete termination of the Plan under this Section shall be made in a lump sum, calculated to be the present value of the vested benefit using the 120 percent of the applicable federal rate, compounded semiannually, as determined under Section 1274(d) of the Code.

13.

Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Director to the Bank; (vii) in satisfaction of certain bona fide disputes between the Director and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

14.

Code Section 409A Taxes. This Plan shall permit the acceleration of the time to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

In the event that a Director is a Specified Employee and payment of the benefit under this Plan is triggered due to the Director’s Separation from Service, then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Director’s Separation from Service and any payments that would have otherwise been paid during the initial six-month period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Director’s Separation from Service. “Specified Employee” means a “key employee” of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder.

15.

Confidential Information. In order to be eligible for a benefit hereunder (or the continuation of a benefit hereunder), a Director shall adhere to all policies, guidelines, ethical standards and applicable laws and regulations regarding confidential information applicable to members of the Board.

Adopted by the Board of Directors on February 20, 2024

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